Exhibit 10.1

PAUL RATNAYEKE ASSOCIATES

Attorneys at Law and Notaries Public

59, Gregory’s Road,

Colombo 7.

PRIOR REGISTRATION: Vide Schedule

LEASE AGREEMENT

NO. 121

THIS INDENTURE OF LEASE made and entered into at Colombo in the Republic of Sri Lanka on this Fourteenth (14th)  day of December Two Thousand and Twelve (2012)

BY AND BETWEEN

ORION DEVELOPMENT (PRIVATE) LIMITED  a Company duly incorporated in Sri Lanka under the Companies Act No.17 of 1982 and re-registered under the Companies Act No. 7 of 2007 bearing Company Registration No PV 15546 and having its Registered Office at 752 Baseline Road Colombo 9 in the said Republic of Sri Lanka (hereinafter  referred to as “the  Lessor” which term or expression as herein used shall where the context so requires or admits mean and include the said ORION DEVELOPMENT  (PRIVATE) LIMITED  and its successor or successors and  assigns) of the ONE PART

AND

VIRTUSA (PRIVATE) LIMITED a Company duly incorporated in the said Republic of Sri Lanka under the Companies Act No. 17 of 1982 and re-

registered under the Companies Act No. 7 of 2007 bearing Company Registration No. PV- 4974.and having its Registered Office formerly at No 117 Cinnamon Lakeside Commercial Complex Sir Chittampalam Gardiner Mawatha Colombo 2 and presently at 752 Dr.Danister De Silva Mawatha Colombo 9 in the said Republic of Sri Lanka (hereinafter referred to as “the Lessee” which term or expression as herein used shall where the context so requires or admits mean and include the said VIRTUSA (PRIVATE) LIMITED and its successor or successors and assigns in title) of the OTHER PART

WITNESSETH:

WHEREAS CEYLON SYNTHETIC TEXTILE MILLS LIMITED is seised and possessed of or otherwise well and sufficiently entitled to all that allotment of land buildings and premises marked LOT A in plan No 1187 dated 27th and 29th March 1985 and 01st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor  morefully described in the First Schedule hereto bearing Assessment No 752 (part of)  Danister De Silva Mawatha situated along Baseline Road together with the rights of way and other rights over the road reservations marked Lot 2 Lot 4 and Lot 7 in Plan No 873 dated 06th April 1964 made by S. Singanayagam Licensed Surveyor morefully described in the Second Schedule hereto

AND WHEREAS the said CEYLON SYNTHETIC TEXTILE MILLS LIMITED entered into a Lease Agreement bearing No 595 dated 30th March 2007 attested by U.S.N.P. Perera Notary Public of Colombo aforesaid with the Lessor which is a 100% owned subsidiary Company of the said CEYLON SYNTHETIC TEXTILE MILLS LIMITED for a period of THIRTY (30) years commencing from March 15th 2007 and ending on 14th March 2037 for IT related business all that allotment of land and buildings and premises bearing Assessment No 752 aforesaid standing on the said land marked LOT A on the said Plan No 1187 morefully described in the First Schedule hereto together with the right to use the road reservations marked Lot 2 Lot 4 and Lot 7 according to said Plan No 873 morefully described in the Second Schedule hereto

And the said Lot A in the said Plan No 1187 according to a more recent survey Plan bearing No.1969 dated   23rd  March 1988 made by P. Sinnathamby Licensed Surveyor is depicted as LOT X and is morefully described in the said First Schedule hereto

AND WHEREAS the Lessor under and by virtue of clause 5(3) of the said Lease Agreement bearing No 595 is permitted to sub lease the said land and the premises and rights morefully described in the First and Second Schedules hereto or any part or portion thereof and the Lessor sub-leased to the Lessee the allotment of land and buildings and premises marked as X1 and XII as shown in the sketch plan dated 19th April 2007 coloured in green including the buildings thereon comprising the Ground, 1st 2nd and 3rd Floors and containing an aggregate area of Seventy Eight Thousand one hundred and Seventy Five Square feet (78,175 sq ft) standing on the said allotment of land and premises morefully described in the First Schedule hereto inclusive of the mezzanine floor together with the parking area marked as X2 as shown in the said sketch plan coloured in orange and containing in extent Twenty Eight Thousand square feet (28,000 sq ft)  standing on the said allotment of land and premises morefully described in the First Schedule hereto together with the rights of way and other rights over the common access marked as X10 as shown in the said sketch plan coloured in yellow and over Lots 2, 4 and 7  on  Plan No 873 dated 6th April 1964 made by S.Singanayagam Licensed Surveyor and other rights in the Second Schedule hereto fully described for a period of Five (5) years and Three and one half (3 ½ ) months commencing from 1st July 2007 and ending on 14th October 2012 under and by virtue of Lease Agreement No.438 dated 11th May 2007 attested by K.D.Jayasinghe of Colombo aforesaid Notary Public

AND WHEREAS the Lessor  constructed a Fourth (4th) Floor on the said building marked as X1 and XII on the said sketch Plan dated 19th April 2007 and leased unto the Lessee the entirety of the said Fourth (4th ) Floor containing an aggregate  floor area of Fifteen Thousand Five Hundred Square Feet (15,500 Sq.ft) in the building marked X1 and XII on the said Sketch Plan dated 19th April 2007 and coloured in green and standing on the said allotment of land and premises in the First Schedule hereto fully described together with the Parking Area marked X2 and shown in the Sketch Plan dated 5th March 2010 and coloured in pink and yellow and standing on the said allotment of land and premises in the First Schedule hereto fully described and together with the right of way and other rights over the common access marked X10 on the said Sketch Plan dated 19th April 2007 and coloured in yellow and depicted on the said allotment of land and premises in the First Schedule hereto fully described and the right of way and other rights over Lots 2,4 and 7 in the said Plan No.873 in the Second Schedule hereto fully described for a period of Two (2) years and Eight (8) months and Fourteen (14) days commencing from the 1st February 2010 and ending on the 14th October 2012 under and by virtue of Lease Agreement  No.62 dated 11th March 2010 attested by H.N.D.Kuruppu of Colombo aforesaid Notary Public

AND WHEREAS the Lessor also  leased to the Lessee Twenty  Thousand Square Feet ( 20,000 Square Feet) depicted in Drawing Titled Ground Floor Plan (Revised) Drawing No.0809/OD/DD/AR1-R1 prepared by Design Consortium Limited and coloured in Red together with the building thereon being part of the said allotment of land and premises marked Lot X on the said Plan No.1969 dated 27th and 29th March 1988 made by P.Sinnathamby Licensed Surveyor (previously depicted as Lot A on the said Plan No.1187 dated 27th and 29th March 1985 and 1st and 15th April 1985 made by

P.Sinnathamby Licensed Surveyor) in the said First Schedule hereto fully described and the Common Access marked X10 on the said Sketch Plan dated 19th April 2007 and colored in Yellow and depicted on the said allotment of   land and premises in the First Schedule hereto fully described and the right of way and other rights over Lots 2, 4 and 7 in the said Plan No. 873 dated 6th April 1964 made by S.Singanayagam Licensed Surveyor and the other rights in the Second Schedule hereto fully described for a period of One (1) year and Eight and a half (8 ½) months commencing from the 25th January 2011 and ending on the 14th October 2012 under and by virtue of Lease Agreement No.1159 dated 10th December 2010 attested by V.W.Wijayatilake of Colombo aforesaid Notary Public

AND WHEREAS the Lessor constructed a Fifth (5th) Floor on the said building marked X1 and XII on the said Sketch Plan dated 19th April 2007 and   leased to the Lessee  the entirety of the said Fifth (5th) Floor containing an aggregate floor area of Twelve Thousand Two Hundred and Twenty Five Square Feet (12,225 sq ft) in the building marked X1 and XII on the said sketch Plan dated 19th April 2007 and coloured in green and standing on the said allotment of land and premises in the First Schedule hereto fully described Together with the Parking Area marked X2 and shown in the sketch Plan dated 5th March 2010 and coloured in pink and yellow and standing on the said allotment of land and premises in the First Schedule hereto fully described and Together with the right of way and other rights over the common access marked X10 on the said sketch Plan dated 19th April 2007 and coloured in yellow and standing on the said allotment of land and premises in the First Schedule hereto fully described and the right of way and other rights over Lots 2, 4 and 7 in the said Plan No. 873 in the Second Schedule hereto fully described  for a period of Five (5) months commencing from the 15th May 2012 and ending on the 14th October 2012 under and by virtue of Lease Agreement No.1196 dated 10th May 2012 attested by V.W.Wijayatilake of Colombo aforesaid Notary Public

AND WHEREAS the Lessor has agreed to renew the aforementioned Lease Agreements and to lease to the Lessee and the Lessee has agreed with the Lessor to take on lease the entirety of the aforesaid Ground Floor, 1st 2nd and 3rd Floors, 4th Floor, 5th   Floor of buildings  marked X1 and X11(colored in orange) and part of Ground Floor marked as Y (Coloured in Green) of the building A (Outlined in Blue) containing an aggregate floor area of One hundred and twenty Seven Thousand One hundred and Sixty Two Square Feet (127,162 sq ft) in the building marked X1 ,X11 and A on the sketch Plan dated 10th October 2012 and attached to these presents  marked Annexure 1 and forming part and parcel of these presents and standing on the said allotment of land and premises in the First Schedule hereto fully described together with the Parking Area marked X2 (Coloured in Blue) and shown in the sketch Plan dated 10th October 2012 and standing on the said allotment of land and premises in the First Schedule hereto fully described and together with the right of way and other rights over the common access marked X10 (Coloured in Yellow) on the said sketch Plan dated 10th October 2012 and standing on the said allotment of land and premises in the First Schedule hereto fully described and the right of way and other rights over Lots 2, 4 and 7 in the said Plan No. 873 and the right of way over Lot 6 on the said Plan No.1969 in the Second Schedule hereto fully described (all of which said premises and rights are together hereinafter called and referred to as “the demised premises”) for a term or period of Five (5) years commencing from  Fifteenth (15th ) day of October Two Thousand and Twelve-(2012) and ending on the Fourteenth (14th ) day of October Two Thousand and Seventeen-(2017)(hereinafter referred to as “the said term”)

1.   NOW THIS AGREEMENT WITNESSETH that in consideration of the payment by the Lessee to the Lessor in the manner hereinafter set forth of the sum of Rupees One Hundred Fifty Four Million Five Hundred and One Thousand Eight Hundred and Thirty (Rs.154,501,830/-) of lawful money of Sri Lanka being a refundable deposit which shall be refunded to the Lessee as hereinafter provided after setting off the monthly lease rentals due and payable to the Lessee in the manner set forth in Clause 3 (3) hereof and deducting therefrom all  monies due and/or damages if any caused to the demised premises and/or the fixtures and fittings thereon or thereto belonging and in consideration of the covenants provisions and agreements hereinafter contained on the part and on behalf of the Lessee to be observed and performed the Lessor doth hereby let lease and demise unto the Lessee the demised premises together with all and singular the rights ways privileges easements servitudes and appurtenances whatsoever to the demised premises belonging or used or enjoyed therewith or reputed or known as part and parcel thereof

ORION DEVELOPMENT (PVT) LIMITED	Virtusa (Private) Limited

/s/Elias Jayaseelan Gnanam	/s/Shireen Elizabeth Canekeratne
Director	Director

/s/Michael Santhappan Jeevan Gnanam	/s/ Roger Keith Modder
Director	Director

The said refundable deposit of Rupees One Hundred and Fifty Four Million Five Hundred and One Thousand  Eight Hundred and Thirty (Rs.154,501,830/-) of lawful money aforesaid shall be paid by the Lessee to the Lessor in the following manner :-

A.            The Lessee acknowledges that the aggregate sum of Rupees Ninety Four Million Seventy One Thousand Eight Hundred and Forty Eight (Rs.94,071,848/-) which has been paid to the Lessee as refundable deposits under the said previous Lease Agreement numbers 438,62,1159 and 1196 (the receipt of which the Lessor doth hereby expressly admit and acknowledge) shall be utilized by the Lessee at the request of the Lessor to meet part of the refundable deposit  referred to in item (1) hereof

B.            the balance sum of Rupees Sixty Million Four Hundred Twenty Nine Thousand Nine Hundred and Eighty Two (Rs.60,429,982/-) shall be paid by the Lessee to the Lessor in two instalments as follows:

a.              Rupees Thirty Million Two Hundred and Fourteen Thousand Nine Hundred and Ninety One (Rs. 30,214,991/-) shall be paid  on Thirtieth (30th ) day of October Two Thousand and Twelve (2012) (the receipt of which Lessor  doth hereby expressly admit and acknowledge)

b.              Rupees Thirty Million Two Hundred and Fourteen Thousand Nine Hundred and Ninety One (Rs. 30,214,991/-) at the time of signing of this Agreement (the receipt whereof the Lessor doth hereby expressly admit and acknowledge )

2.              TO HOLD the said demised premises unto and to the use of the Lessee for the said term  or period of Five (5) Years commencing  from the Fifteenth (15th ) day of October Two Thousand and Twelve (2012) and ending on the Fourteenth (14th ) day of October Two Thousand and Seventeen (2017)

3.              YIELDING and PAYING therefor unto the said Lessor the sum of Rupees One  Thousand  One Hundred and Forty Million Six Hundred and Fourteen Thousand Nine Hundred and Ten (Rs. 1,140,614,910/-) of lawful money of Sri Lanka (excluding Government Tax) being the aggregate lease rental for the entire term of Five (5) Years hereby created in respect of the demised premises to be paid by the Lessee to the Lessor as follows:-

(1)         Monthly lease  rentals shall be paid as per the Schedule of rental payments set forth in the Third Schedule hereto and rent shall be paid in advance every month on or before 6th day of each month (except for the first payment which would be paid as set forth sub clause 2 below) together with VAT, NBT and/or any other tax or levy in force or to be hereafter imposed by the Government of Sri Lanka

(2)         First rental payment for the period Fifteenth (15th ) day of October Two Thousand Twelve (2012) to 31st October Two Thousand and Twelve amounting to Rupees Nine Million Four Hundred and Fourteen Thousand and Ninety (Rs. 9,414,090/-) shall be paid in advance on or before the Twentieth (20th) day of  October Two Thousand and Twelve (2012) with VAT , NBT and/or any other tax or levy in force or to be hereafter imposed by the Government of Sri Lanka. ( the receipt whereof the Lessor doth hereby expressly admit and acknowledge )

(3)         From the aforesaid deposit payment of Rupees One Hundred and Fifty Four Million Five Hundred and One Thousand Eight Hundred and Thirty (Rs.154,501,830/-), One third (1/3)of the deposit amounting to Rupees Fifty one Million Five Hundred Thousand Six Hundred and Ten (Rs.51,500,610) shall be recovered by the Lessee over a period of 12 months commencing from November 2016 and ending on October 2017 by way of setting off against the Monthly rental. Monthly deposit recovery amount would be Rupees Four Million Two Hundred and Ninety One Thousand Seven Hundred and Seventeen.(Rs. 4,291,717/) as detailed in the Schedule of Lease Rental payments to be set off against part of Deposit in the Fourth Schedule hereto fully described

4.              AND THE LESSEE to the intent that its obligations shall continue throughout the term hereby created doth hereby covenant with the Lessor as follows:-

01.                               To pay regularly and punctually the monthly lease rental as aforesaid to the Lessor at Colombo aforesaid

02.                               To pay regularly and punctually at the time of settling the monthly lease rental the Value Added Tax or the relevant tax at the time to the Lessor at Colombo

03.                               To pay and settle regularly and punctually all meter charges (on verification) of electricity, water utilized by the Lessee at the demised premises. The Lessee shall pay any additional increase and/or imposition of new tariffs, taxes and levies by the Government of the said Republic on the supply of electricity and water to the demised premises during the term and period of this indenture.

04.                               To use the demised premises for the sole purpose of IT related business of the Lessee subject however to the provisions of the clause 4(9) hereof

05.                               Subject to the provisions of the Clause 5  (5) and 5  (6) hereof not to hold the Lessor liable in any way whatsoever for failure to provide or for damage caused to the Lessee by the unavailability of electricity and water to the demised premises

06.                               Not to permit any act of commission or omission which would create a nuisance to tenants or occupiers of the neighbouring buildings

07.                               The Lessee shall attend to all minor repairs of the demised premises (other than structural and external repairs) not exceeding a sum of Rupees   Six Thousand Five Hundred (Rs. 6,500) of lawful money of Sri Lanka per item per repair   provided however the aggregate cost of said repairs payable by the Lessee shall be limited to Rupees Nineteen Thousand Five Hundred (Rs.19,500) per month.

08.                               Not to store chemicals inflammable liquids acetylene gas or alcohol or butyl or explosive oils compounds or substances upon the demised premises or use any such substances or fluids in the demised premises  (other than domestic LPG cylinders for cooking or preparation of tea and other beverages) for any purpose other than for the specified use of the demised premises approved by the Lessor or its Agent/s and to be responsible for any accident or damage that may occur due to any unauthorized storage and to pay the total cost of the loss or damage caused within 14 days of its occurrence

09.                               Not to sub-lease sub-let or demise in any manner the demised premises or any part or portion thereof other than to a subsidiary company of the Lessee for any IT related business without the prior written consent of the Lessor However the consent of the Lessor shall not be unreasonably withheld or delayed

10.                               To keep the demised premises and every part or portion thereof including the fixtures fittings and all other service equipment/ instruments at the demised premises in good and proper order and condition and in the event of any damage being caused by the wilful or negligent act of the Lessee the Lessee shall make good such damage ordinary wear and tear excepted Provided that the maintenance of the same shall be carried out by the Lessor as herein provided.

11.                               To keep the demised premises in a clean and sanitary state order and condition in conformity with the rules and conditions of the Local Authority.

12.                               To permit the Lessor or its agents at all reasonable hours of the day convenient to the Lessee to visit and inspect the condition of the demised premises after the Lessor giving prior written notice of twenty four (24) hours thereof to the Lessee.

13.                               Not to cut damage in any way or suffer to be cut or damaged in any way the roof floor walls windows doors or any other part of the demised premises

14.                               Subject to clause  4(13) the Lessee shall be entitled to effect all necessary repairs alterations and additions of a non permanent nature to suit the running of its IT office and to effect necessary wiring for purposes of telephone extensions, net working and electrical requirements of the Lessee’s Business.

15.                               The Lessee shall throughout the said term herein granted be responsible for insuring its own property against all losses or damages by fire malicious damage tempest riot and civil commotion and other risks and other than in the event of an act of negligence or willful damage on the part of the Lessor or its agents and servants the Lessor shall not be liable or be obliged to make good any loss or damage caused hereto or to replace the same.

16.                               To conform to all terms and conditions in the Fire Insurance Policy or policies in respect of the demised premises and not to do or cause to be done an act or thing whereby the policy or policies effected by the Lessor shall become vitiated or payment of moneys due thereon refused or the premium thereto increased and in such events to pay to the Lessor on demand all such sums paid by way of increased premium in consequence of the breach or non observance of this covenant

17.                               The Lessee shall appoint a fit and proper responsible person from the Lessee company for the purpose of correspondence with the Lessor.

18.                               The Elevators (Lifts) of the demised premises, limited to 3 as already installed shall be synchronized and programmed to ensure that the lifts travel to the closest floor level for safe exit during an emergency situation. Lifts shall be used by the Lessee and its clients, visitors, agents, employees, and workers and the electricity charges for operating the said lifts shall be borne by the Lessee and the periodical service and overhaul of the said lifts shall be at the cost of the Lessor as per clause 5 (10) hereof

19.                               Janitorial services other than general maintenance as per clause 5 (12) hereof shall be organised by the Lessee at its own expense. The Lessor shall provide without cost a suitable area adjacent to the demised premises to accommodate janitorial staff

20.                               At the end of the term hereby created or at sooner determination thereof the Lessee shall hand over to the Lessor quiet vacant and peaceful possession of the demised premises in good order and condition reasonable wear and tear excepted and the Lessee shall be liable to repair the damages caused (if any) in removing the improvements partitions etc of the demised premises

21.                               Not to use the demised premises or any part thereof for any unlawful illegal or immoral purpose or nature and not to do or permit to be done any act or thing which may become a nuisance or give cause for complaint from the occupants of any neighbouring premises and to pay the Lessor all charges costs and expenses incurred by the Lessor at any time during the continuance of the term and period hereby created in abating any nuisance caused by the Lessee pursuant to an order or direction made by the Local Authority or any other statutory body

ORION DEVELOPMENT (PVT) LIMITED	Virtusa (Private) Limited

/s/Elias Jayaseelan Gnanam	/s/Shireen Elizabeth Canekeratne
Director	Director

/s/Michael Santhappan Jeevan Gnanam	/s/ Roger Keith Modder
Director	Director

22.          Not to expose the Lessor to any penalty fines or forfeiture whatsoever by    committing or permitting any person to commit a breach of any laws rules or regulations governing the business carried on upon the demised  premises or any part thereof or of any provision or the Local Government rules or regulations affecting the demised premises or any part or portion thereof and to keep the Lessor indemnified against all suits prosecutions fines and impositions whatsoever resulting from a breach or non- observance thereof

23.                               At all times during the term and period hereby created to comply with all requirements as may be imposed upon the   Lessee under any statute now or hereinafter in force and any orders rules regulations requirements and notices thereunder

5.                                      AND the Lessor to the intent that its obligations shall continue throughout the term hereby created doth hereby covenant with the Lessee as follows :-

1.              To permit the Lessee and its aforewritten to occupy the demised premises during the term hereby created without any obstruction hindrance and/or interruption either by the Lessor or by any person lawfully claiming any right under the lease Agreement and to warrant and defend the title to the demised premises and to indemnify and keep the Lessee indemnified and saved harmless at all times from all claims demands costs damages and losses which may be incurred or suffered by the Lessee arising out of the title to the demised premises being defective.

2.              To pay and discharge or cause to be paid and discharged the rates and taxes due in respect of the demised premises and duly pay all lease rentals and other charges in respect of the Lease Agreement No. 595 and to comply with all the terms and conditions therein contained during the continuance of the Lease Agreement hereof and shall and will hold the Lessee and its aforewritten freed and indemnified and discharged from the payment of same and incurred in respect thereof.

3.              In the event the Lessor obtains a mortgage during these presents on the land morefully described in the Schedules hereto and on the said demised premises the Lessor shall pay all instalments of principal and interest due under such mortgage bond and shall ensure that all instalments of principal and interest in respect of any existing mortgages in respect of the demised premises are paid on the due dates without delay as provided in such bonds and keep the Lessee freed and indemnified from any claims damages actions and losses arising there from.

4.              A Twenty Five (25) feet wide access capable of accommodating motor vehicles as shown in red on plan number 1028 dated 15th September 1970 made by K. K. Thirunavukarasu Licensed Surveyor attached to these presents and comprised Lots 5 and 6 on the said Plan No. 1028 shall be duly provided by the Lessor to the Lessee as COMMON ACCESS to the demised premises and the entire premises of the Lessor. Any modifications within reason needed to improve the appearance of buildings etc. along this access shall be done by the Lessor at its cost.  On due grant  of this access to the Lessee, the Lessee shall use only this common access and not any other road ways as its common access to the said demised premises provided that such  access shall be free of any obstruction for the unimpeded use thereof by the Lessee.  In the event of the Lessor requiring to construct a commercial building on the property  marked as Lot 3 referred to in Plan No. 1028 of the Lessor which requires an amendment to the said new access, the Lessee shall use the alternative common access Twenty Five (25) feet wide capable of accommodating motor vehicles as shown in red dotted lines on the said Plan number 1028 subject to the compliance by the Lessor of the following conditions:-

i.	The said alternative common access is mutually beneficial to the Lessor and the Lessee
ii.	The said alternative common access shall not be used by any industrial vehicles other than those vehicles mutually agreed
iii.	The said alternative access and its surroundings shall be upgraded and landscaped so as to be similar to the said new access

Provided further that the said access or the said alternative access shall provide full and unimpeded access to the Lessee without any obstruction or disturbance whatsoever and on mutual agreement between the parties hereto the Lessor shall duly convey or cause to be conveyed the right of way and other rights over the said access by way of a supplement to this lease agreement in lieu of the relevant right of way and other rights granted to the Lessee under this agreement. In the event the alternative common access shown in red dotted lines on the said plan number 1028 is granted to use by the Lessee by the Lessor, the Lessee shall cease the use of this access shown in red on the plan number 1028 granted to the Lessee

5.              The Lessor shall provide electricity, from the substation of the Lessor to cover the requirement of the Lessees equipment plus other equipment and lighting at the demised premises  which the Lessor confirms will amount to 1495 KVA. The Lessor shall provide independent electricity meters (kwhrs and KVA) to the demised premises

6.              The Lessor shall provide a standby generator with sufficient redundancy capacity (N+1) at its cost to meet contingencies in the event of shortage or failure of power supply as provided in clause 5(4). The Lessee will pay for the usage of this backup power based on meter readings. The periodical service and overhaul of the said generator shall be at the cost of the Lessor

7.              In addition a Diesel storage tank to store fuel for a minimum of ten days shall be provided at the cost of the Lessor.

8.              The buildings of the demised premises shall be provided with  air conditioning  by the Lessor and all related equipment shall be maintained by the Lessor during the term herein granted

9.              A sprinkler system for fire protection of  part of the demised premises ( Building X1 of Annexure 1) shall be provided at the cost of the Lessor and maintained by the Lessor.  The Lessor shall provide fire extinguishers for all areas irrespective of having sprinklers

10.       The elevators shall be maintained by the lessor provided however Two elevators shall always be functional during such maintenance work for use by the Lessee

11.       The Lessor shall at the Lessor’s cost and with no charge to the Lessee provide the Lessee with space for parking of Two Hundred and Thirty One (231) cars in the building adjacent to the demised premises depicted as aforesaid on the said Sketch Plan dated 10th October 2012 It is further agreed in the event the Lessor intends to develop the current car park area, the Lessor undertakes to provide  alternative car park in the same/adjacent premises

12.       Landscaping shall be done by the Lessor at the cost of the Lessor and the maintenance of the grounds shall be done by the Lessor on a daily basis

13.       Without prejudice to clause 4 (07) under Lessee’s obligations, General maintenance and upkeep of the buildings and building maintenance &  services shall be done by the Lessor at the cost of the Lessor and the Lessor shall ensure that the Lessee’s business operations are not interrupted or obstructed in any manner whatsoever. The Lessor shall at its cost enter into maintenance and Service Agreements with the Vendors/Agents of the Air Conditioning, generators, elevators, B.M.S., fire/smoke detection and other systems and equipment setting out the periods and service levels acceptable to the Lessee within which the repairs shall be completed. The Lessor shall provide the Lessee with copies of all such Service Agreements and keep the Service Agreements current and updated during the period of the Lease herein granted

14.       Roadways access ways and adjacent areas of the demised premises shall be maintained by the Lessor at the cost of the Lessor

15.       Subject to Clause 4 (15) under Lessee’s obligations, to insure and keep insured at the cost of the Lessor the demised premises during the currency of this lease to its full insurable value against any loss or damage by fire lightning storm tempest explosion and civil commotion terrorism malicious damage riots and strikes and such other or similar causes or contingencies with the Sri Lanka Insurance Corporation Ltd or the National Insurance Corporation Ltd or any other Company or Corporation carrying on the business of insurance acceptable to the Lessee and regularly and punctually pay all the premium and premia necessary for effecting or keeping in force such insurance and in the event of any loss or damage by any of the aforesaid causes or contingencies all sums of money received or recovered by the Lessor by virtue of such insurance shall be paid out and expended in rebuilding or reinstating the demised premises

16.       The Lessor shall appoint a fit and proper responsible person from its   Company for the purpose of correspondence with the Lessee

17.       The Lessor shall at its cost employ persons to maintain the Building Management System (BMS) on a twenty four hour basis with capacity to respond to operational requirements and breakdowns and to correct same on an urgent basis and Lessor shall provide connection to the said BMS for installation of a terminal

18.       The Lessor shall not affix or permit the construction and /or use of telecommunication or television/radio towers or antennae on the roof of the said building on the demised premises  Provided however the Lessee shall be entitled at its option to affix and  install thereon antennae and equipment for communication purposes necessary for the business of the Lessee with Lessor’s prior written approval

19.       On expiration of the lease hereby created or sooner determination thereof the Lessor shall  refund and repay to the Lessee the balance of the interest free refundable deposit (after deducting the sum set off against due lease rentals as set forth in Clause 3 (3) hereof ) to the Lessee within Four (4) weeks upon the Lessee surrendering the demised premises to the Lessor  after deducting from the said deposit the sum total of any loss or damage that may have been caused by the Lessee to the demised premises or to its fixtures and fittings and all monies due for the settlement of any arrears of lease rentals, arrears in payment for use of electricity, water, telecommunication equipment, arrears arising from such other charges due in terms of these presents. In the event of any disagreement between the Parties hereto as to the manner of assessment of any damages to the demised premises the Parties shall agree on a reputed Assessor to make an Independent assessment of such damages and in the event the parties are unable to agree on the appointment of  an Assessor they shall each appoint an Assessor who shall make an assessment and in the event of the said two Assessors being unable to agree they shall appoint a third Assessor to make a final decision and the cost of such assessments shall be shared equally by the Parties hereto

6.                                      PROVIDED ALWAYS and it is hereby mutually agreed and declared between the Lessor and the Lessee as follows:-

1.              The Lessee shall allow the Lessor’s identified workmen / servicemen to enter in to the demised premises at a mutually agreed time to carry out the necessary services and maintenance

ORION DEVELOPMENT (PVT) LIMITED	Virtusa (Private) Limited

/s/Elias Jayaseelan Gnanam	/s/Shireen Elizabeth Canekeratne
Director	Director

/s/Michael Santhappan Jeevan Gnanam	/s/ Roger Keith Modder
Director	Director

2.              To permit the Lessee at its own cost to erect display affix or exhibit on or to the exterior of the demised premises a name board of reasonable dimensions with or without illumination containing the name of the Lessee and the Lessee shall remove all such additions without causing damages to the demised premises on the termination of this Agreement and on such removal of the additions any damages caused to the demised premises shall be settled by the Lessee to the Lessor

3.              If at the expiration of the term hereby created or sooner determination, the Lessee fails or otherwise neglects to peaceably surrender and yield up unto the Lessor the demised premises the Lessee shall be liable to pay the Lessor Rupees One Million Two Hundred Thousand (Rs.1,200,000/-) per day as liquidated damages until such quiet and vacant possession is given to the Lessor

4.              If the rates and taxes currently imposed on the demised premises increases by more than One Million Three Hundred Thousand (Rs. 1,300,000.00) per annum from the date of commencement of the term herein granted or an additional tax is imposed on the demised premises as a consequence of the business being carried out by the Lessee, the Lessee shall be liable to pay only such increase or the additional tax amount to the Lessor.

5.              That the Lessee paying the rent hereby reserved and observing and performing the several covenants herein contained shall peaceably hold and enjoy the demised premises during the term hereby created without any interruption by the Lessor or any other person claiming under or in trust for the Lessor The Lessor hereby expressly undertakes to warrant and defend the title to the demised premises and expressly states that it has good legal and valid title to the demised premises and shall keep the Lessee indemnified and saved harmless from all claims demands costs damages losses which may be incurred or suffered by the Lessee arising out of the  title to the demised premises being defective.

6.                           (I)Either party  shall be entitled to terminate this Agreement by giving Twelve (12) calender months’ prior written notice and on such termination the Lessor shall forthwith refund to the Lessee the said refundable deposit upon handing over peaceful and vacant possession of the demised premises subject to Clause 5 (19) and the provisions herein contained.

                       (II ) If either party is in breach of any terms or conditions of the lease herein granted or if the Lessor is in breach of any of the terms or conditions contained in the said Lease Agreement No.595 the aggrieved party shall be entitled to give fifteen (15) days written notice to the defaulting party to rectify such breach and at the end of such period if such breach is not rectified the aggrieved party may take steps to rectify such breach as aforesaid and in such event the defaulting party shall forthwith pay to the aggrieved party on written notification by the aggrieved party such sum of money expended by the aggrieved party to rectify such breach plus damages at Twenty (20%) per centum of the said cost for non-compliance by the defaulting party of such breach. In the event of non-payment or further breach by the defaulting party the aggrieved party shall be entitled to refer the same to an independent arbitrator as per Arbitration Act No.11 of 1995 and if the arbitration order is not given in fifteen (15) days time the aggrieved party shall be entitled to terminate the lease herein granted by giving a further fifteen (15) days written notice

7.              In the event of the Lessee being desirous of an extension of the term of occupation for a further period the Lessee shall Three (03) months prior to the expiration of this Lease Agreement notify the Lessor in writing and the Lessor shall extend the term on an agreed lease rental per square foot and on the same terms as herein contained.

8.              Placing of additional hoardings and  name boards shall be carried out by the Lessee with prior written approval and discussions made with the Lessor to the demised premises without any additional charge.

9.              The Lessee shall employ at its own cost its internal security guards for the points mutually agreed between the Lessor and Lessee in writing The Lessor shall without cost provide an area adjacent to the demised premises for use by the Security Guards

10.       In the event of a significant portion of the demised premises or the building thereon being damaged beyond usage as a result of fire lightning explosion malicious agency strikes riots civil commotion terrorism or due to act of God other than due to an error omission or negligence of the Lessee as per clause 4 (10) the Lessee may terminate this Agreement forthwith by notice  in writing to the Lessor or at its sole option to suspend this Agreement by notice in writing to the Lessor for such period pending reinstatement of the demised premises to its original condition by the Lessor and in such event the obligation of the Lessee under this Agreement (including payment of lease rentals) shall be deemed to be forthwith suspended and this Agreement shall be revived only when the Lessee resumes the use of the demised premises for the business of the Lessee Provided that the Lessee shall have the right at any time to terminate this Agreement by notice in writing to the Lessor during the said period of suspension The Lessor shall refund to the Lessee all unutilised lease rentals and the said refundable deposit subject to clause 5 (19) on such termination as aforesaid.

11.       The Lessee shall inform in writing to the Lessor of any complaints regarding the Consultant or Agent employed by the Lessor on the maintenance and upgrading of the demised premises and the Lessor shall consider the complaints forthwith and remedy the complaints without any delay after mutual discussion with the Lessee

12.       Both parties shall bear their own lawyer’s legal fees and incidental expenses in respect of this Lease Agreement and the stamp duty shall be borne by the Lessee.

13.       All notices required to be served under these Presents shall be deemed to be sufficiently sent if addressed and posted by Registered Post to the Lessee and the Lessor at the above said Registered addresses and any change or changes in the respective addresses aforesaid shall be given by Registered Post in like manner.

14.       “ If any installment of lease rentals and other charges remain unpaid on the due dates, and provided that Landlord is not in otherwise breach of this Agreement, interest at  3 months Average Weighted Prime Lending Rate at the due date plus Two Per Centum (AWPLR+2%) calculated per diem on the rental commencing from the expiry of Seven working days after the due notice; provided that Landlord has provided at least 7 working days written notice to Tenant after passing of the due date that such rent is due. The rate applicable for AWPLR will be that published by the Central Bank of Sri Lanka on the first day of the particular Quarter and shall be payable by the Lessee until:-

a.             Such time as the unpaid monthly installments of lease rentals and/or other charges are paid; or

b.             The expiration of the notice of termination of these presents given by the Lessor.”

IN WITNESS WHEREOF the parties have hereunto and to three others of the same tenor and date as these presents affixed their respective Common Seals at the place on the day month and year at the beginning hereof written.

THE FIRST SCHEDULE ABOVE REFERRED TO

All that divided and defined allotment of land and buildings bearing Assessment No. 752 Danister de Silva Mawatha formerly Baseline Road which said allotment of land is marked LOT A in Plan No. 1187 dated 27th, 29th  March 1985 and 1st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor is a divided and defined portion of land from and out of the land called Umbichy Mills situated along Danister de Silva Mawatha formerly Baseline Road within the Municipality and District of Colombo Western Province and is bounded on the North by Lots D.N. & O in Plan No. 1187 and Lot 2 in Plan No. 1028 made by P. Sinnathamby Licensed Surveyor and bearing Assessment No. 752/1, Danister de Silva Mawatha on the East by Lot 2 in Plan No. 1028 and bearing Assessment No. 752/1, Danister de Silva Mawatha and Dematagoda Ela on the South by premises bearing No. G 658 Danister de Silva Mawatha and Lot B  In Plan No. 1187 and on the West by Lot B in Plan No. 1187, premises bearing Assessment Nos. G 658 & G 716 Danister de Silva Mawatha Private Road and Lot N in Plan No. 1187 and containing in extent Six Acres Thirteen Decimal Seven Five Perches (A6-R0-P13.75) and Registered in A 850/71 at the Colombo District Land Registry.

According to a more recent survey the above said Lot A is morefully described as follows.

All  that divided and defined allotment of land marked Lot X depicted in Plan No. 1969 dated 23RD March 1988 made by P.Sinnathamby Licensed Surveyor (being a resurvey of Lot A in survey plan No. 1187 dated 27th, 29th March 1985 and 1st and 15th April 1985 made by P. Sinnathamby Licensed Surveyor) presently bearing assessment No. 752 and formerly No 752 (part of) situated along a road off Danister De Silva Mawatha formerly Baseline Road in the Dematagoda Ward No. 29 in the Palle Pattu of Salpiti Korale within the Administrative  limits of Colombo Municipal Council in the District of Colombo Western Province and which said Lot X is bounded on the North by  Lot 6 (Approved private Road 40 feet wide) hereof and Lot 2 in Plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha on the East by Lot 2 in Plan No. 1028 bearing assessment No. 752/1 Danister De Silva Mawatha and Dematagoda Ela on the South by Premsies bearing Assessment No. G658 Danister De Silva Mawatha and Lot Y hereof on the West by Lot Y hereof premises bearing assessment No. G658 Danister de Silva Mawatha Private Road and premises bearing assessment G716 Danister De Silva Mawatha and Lot 2 in Plan No. 1028 bearing assmt.752/1 Danister De Silva Mawatha and containing in extent Six Acres Thirteen Decimal Seven Five Perches (A6-R0-P13.75) according to the said Plan No. 1969.

THE SECOND SCHEDULE ABOVE REFERRED TO :-

Together with the right to use the following Road Reservations:

01.                               All that divided and defined allotment of land marked Lot 2 (Reservation for a Private Street) depicted in Plan No. 873 dated 6-4-1964 made by S. Singanayagam Licensed Surveyor and Leveller of the land called Umbichy Mills situated along Baseline Road aforesaid and which said Lot 2 is bounded on the North East by Lot 1 in Plan No. 873 South East by Lot 1 in Plan No. 873 South West by Lot 4 in Plan No. 873 and on the North West by Lot 1 in Plan No. 873 and containing in extent Thirty Eight Perches (A0-R0-P38.0) according to the said Plan No.873 and Registered in volume A 640/257 at the Colombo Land Registry.

ORION DEVELOPMENT (PVT) LIMITED	Virtusa (Private) Limited

/s/Elias Jayaseelan Gnanam	/s/Shireen Elizabeth Canekeratne
Director	Director

/s/Michael Santhappan Jeevan Gnanam	/s/ Roger Keith Modder
Director	Director

02.                               All that divided and defined allotment of land marked Lot 4 (Reservation for a Road) on the said Plan No.873 of the land called Umbichy Mills bearing assessment No.736, 750/1 and 752/10 Baseline Road situated along Baseline Road aforesaid and which said Lot 4 is bounded on the North East by Lots 1 and 2 in Plan No.873 on the South East by Lots 1 and 3 in Plan No.873 on the South West by Lots 5 & 6 in Plan No.873 and Baseline Road and on the North West by Lot 5 in Plan No.873 Baseline Road and Lot 7 in Plan No.873 and containing in extent One Rood and Twenty Eight Perches (A0 R1 P28) according to the said Plan No.873 and Registered in volume A 638/250 at the Colombo Land Registry

03.                               All that divided and defined allotment of land marked Lot 7 (Road) on the said Plan No.873 of the land called Umbichy Mills situated along Baseline Road aforesaid and which said Lot 7 in bounded on the North East by premises now bearing assessments Nos.758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and Lot 4 in Plan No.873 on the South East by Lot 4 on the said Plan No.873 on the South West by Baseline Road and on the North West by Baseline Road and premises now bearing assessment Nos.758/3, 758/4, 758/5, 758/6 and 760 Baseline Road and containing in extent Eighteen Decimal Five Perches (A0 R0 P18.5) according to the said Plan No.873 and registered in volume A 638/249 at the Colombo Land Registry.

Together with a further right of way over a new Road Reservation now in use marked Lot 6 in Plan No. 1969 dated 23rd March 1988 made by P. Sinnathamby Licensed Surveyor and containing in extent One Rood Seventeen Decimal Six Nought Perches (A0-R1-P17.60) as per the said Plan No. 1969.

THE THIRD SCHEDULE ABOVE REFERRED TO:-

BUILDING	Orion Main Bldg	Office 3 & 4
FLOORS	5	1
AREA (sqft)	105,910	21,252	127,162
COMMENCEMENT DATE	15-Oct-12	15-Oct-12
TERMINATION DATE	14-Oct-17	14-Oct-17

	Rent Payment (LKR)	Rent Payment (LKR)	Total Monthly Rent amount (excluding taxes) (LKR)
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12	7,840,756	1,573,334	9,414,090
Nov-12	14,297,850	2,869,020	17,166,870
Dec-12	14,297,850	2,869,020	17,166,870
Jan-13	14,297,850	2,869,020	17,166,870
Feb-13	14,297,850	2,869,020	17,166,870
Mar-13	14,297,850	2,869,020	17,166,870
Apr-13	14,297,850	2,869,020	17,166,870
May-13	14,297,850	2,869,020	17,166,870
Jun-13	14,297,850	2,869,020	17,166,870
Jul-13	14,297,850	2,869,020	17,166,870
Aug-13	14,297,850	2,869,020	17,166,870
Sep-13	14,297,850	2,869,020	17,166,870
Oct-13	14,297,850	2,869,020	17,166,870
Nov-13	14,297,850	2,869,020	17,166,870
Dec-13	14,297,850	2,869,020	17,166,870
Jan-14	14,297,850	2,869,020	17,166,870
Feb-14	14,297,850	2,869,020	17,166,870
Mar-14	14,297,850	2,869,020	17,166,870
Apr-14	14,297,850	2,869,020	17,166,870
May-14	14,297,850	2,869,020	17,166,870
Jun-14	14,297,850	2,869,020	17,166,870
Jul-14	14,297,850	2,869,020	17,166,870
Aug-14	14,297,850	2,869,020	17,166,870
Sep-14	14,297,850	2,869,020	17,166,870
Oct-14	15,317,148	3,073,553	18,390,702
Nov-14	16,156,571	3,241,993	19,398,563
Dec-14	16,156,571	3,241,993	19,398,563
Jan-15	16,156,571	3,241,993	19,398,563
Feb-15	16,156,571	3,241,993	19,398,563
Mar-15	16,156,571	3,241,993	19,398,563
Apr-15	16,156,571	3,241,993	19,398,563
May-15	16,156,571	3,241,993	19,398,563
Jun-15	16,156,571	3,241,993	19,398,563
Jul-15	16,156,571	3,241,993	19,398,563
Aug-15	16,156,571	3,241,993	19,398,563
Sep-15	16,156,571	3,241,993	19,398,563
Oct-15	16,156,571	3,241,993	19,398,563
Nov-15	16,156,571	3,241,993	19,398,563
Dec-15	16,156,571	3,241,993	19,398,563
Jan-16	16,156,571	3,241,993	19,398,563
Feb-16	16,156,571	3,241,993	19,398,563
Mar-16	16,156,571	3,241,993	19,398,563
Apr-16	16,156,571	3,241,993	19,398,563
May-16	16,156,571	3,241,993	19,398,563
Jun-16	16,156,571	3,241,993	19,398,563
Jul-16	16,156,571	3,241,993	19,398,563
Aug-16	16,156,571	3,241,993	19,398,563
Sep-16	16,156,571	3,241,993	19,398,563
Oct-16	17,308,378	3,473,115	20,781,493
Nov-16	18,256,925	3,663,452	21,920,376
Dec-16	18,256,925	3,663,452	21,920,376
Jan-17	18,256,925	3,663,452	21,920,376
Feb-17	18,256,925	3,663,452	21,920,376
Mar-17	18,256,925	3,663,452	21,920,376
Apr-17	18,256,925	3,663,452	21,920,376
May-17	18,256,925	3,663,452	21,920,376
Jun-17	18,256,925	3,663,452	21,920,376
Jul-17	18,256,925	3,663,452	21,920,376
Aug-17	18,256,925	3,663,452	21,920,376
Sep-17	18,256,925	3,663,452	21,920,376
Oct-17	8,245,063	1,654,462	9,899,525

	949,989,188	190,625,722	1,140,614,910

THE FOURTH SCHEDULE ABOVE REFERRED TO:-

Schedule of Lease Rental payments to be set off against part of Deposit (Clause 3 (3))

Refundable Deposit Details

	Area SQFT	Rate per SQFT (Rs)	Deposit Amount

Ground to 3rd floor	78,185
4th and 5th floor	27,725
Office 3 and 4	21,252
	127,162	135.00	154,501,830

Deposit amount to be recovered in the last 12 months of the lease period (1/3 rd of the deposit)			51,500,610

Monthly recovery (from November 2016 to October 2017)			4,291,718

The Common Seal of the said ORION	ORION DEV (PVT) LIMITED
DEVELOPMENT (PRIVATE) LIMITED
/s/Elias Jayaseelan Gnanam
is hereto affixed in the presence of	Director

/s/Michael Santhappan Jeevan Gnanam
Director

1. /s/Elias Jayaseelan Gnanam

2. /s/Michael Santhappan Jeevan Gnanam

Who do hereby attest the sealing thereof

W I T N E S S E S : -

1. /s/ Sanjeeva Abeywardena

2. /s/ Milinda Wickremeratne

The Common Seal of the said	VIRTUSA (PVT) LIMITED
VIRTUSA (PRIVATE) LIMITED
/s/Shireen Elizabeth Canekeratne
Is hereto affixed in the presence of	Director

/s/ Roger Keith Modder
Director

1. /s/Shireen Elizabeth Canekeratne

2. /s/ Roger Keith Modder

Who do hereby attest the sealing thereof

W I T N E S S E S : -

1. /s/ Sanjeeva Abeywardena

2. /s/ Milinda Wickremeratne

NOTARY PUBLIC

I/-